DRAFT 11.30.10




Form N-8F (Q#24) and N-SAR
 (Q#77) Insert

      On Friday, November 19, 2010,
 the AARP Funds received a subpoena
 from the Attorney for
Official Committee of Unsecured
Creditors of Tribune Company asking
 for information about
ownership in Tribune Company
 (cusip no. 896047107) in 2007.
 On November 24, 2010, AARP
Services, Inc. submitted documents
 responsive to the subpoena request.
  The subpoena was received
in connection with an adversary
proceeding under the bankruptcy
 code in the United States
Bankruptcy Court District of Delaware
 (In re:  Tribune Company,
Case No. 08-13141; Adv. Pro.
No. 10-54010 filed November 1, 2010).
  In 2007, Tribune Company was
taken private in a
leveraged buyout transaction that
 included a tender offer for
publicly-held shares.  The U.S. Stock
Market Portfolio, a series of
AARP Portfolios, sold 424 shares
 of Tribune Company pursuant to the
tender offer.  In 2008, Tribune
 Company filed for bankruptcy.

The Board of Trustees of the AARP
 Funds (and the related AARP
	Portfolios) met by telephone on
November 29, 2010 to consider this
matter.  In light of the fact that
 the subpoena relates to a
bankruptcy proceeding rather than
civil litigation, neither the AARP
Funds, the related AARP
Portfolios, nor any affiliated person
 is a party to the proceeding, the
dollar amount involved
($14,416)  is immaterial, and it is
not practical to continue as registered
 investment companies
pending developments in the bankruptcy
 proceeding, the Boards of Trustees
determined that it is in
the best interests of each investment
company and its former  shareholders
 to proceed with
the deregistration of the AARP Funds
and the AARP Portfolio as investment
companies as soon as
practicable.